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                                                                 Exhibit 99.6e



                      AMENDMENT TO SUBADVISORY AGREEMENT

                  THE PRUDENTIAL INVESTMENT PORTFOLIOS, INC.
                       (Prudential Active Balanced Fund)

     AMENDMENT made as of this 1/st/ day of January, 2000, between Prudential Investments Fund Management LLC ("PIFM"), and The Prudential Investment Corporation ("PIC").

     WHEREAS, PIFM, either itself or as successor to Prudential Investments Fund Management, Inc., and PIC have entered into a Subadvisory Agreement (the "Agreement") dated June 1, 1998, with respect to the management of Prudential Active Balanced Fund, a series of The Prudential Investment Portfolios, Inc. (the "Fund"); and

     WHEREAS, the Agreement provides that PIC shall provide investment advisory services to the Fund, subject to oversight by PIFM; and

     WHEREAS, PIFM and PIC desire to amend the Agreement with respect to the compensation to be paid by PIFM to PIC for services provided by PIC pursuant to the Agreement.

     NOW, THEREFORE, for and in consideration of the continuation of the Agreement for its current term, and other good and valuable consideration, PIFM and PIC hereby amend the Agreement to provide for the compensation to be paid by PIFM to PIC at the annual rate of .325 of 1% of the Fund's average daily net assets, effective as of January 1, 2000, for the same term, including renewals, as the Agreement and upon the same terms and conditions as described in the Agreement.

     IN WITNESS WHEREOF, PIMS and PIC have signed this Amendment as of the day and year first above written.


PRUDENTIAL INVESTMENTS                   THE PRUDENTIAL INVESTMENT
FUND MANAGEMENT LLC                      CORPORATION


By: /s/ Robert F. Gunia                  By: /s/ John R. Strangfeld
    _________________________________        __________________________________

Name:  Robert F. Gunia                   Name:  John R. Strangfeld
       ------------------------------           -------------------------------

Title: Executive Vice President          Title: President
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